Exhibit 10.1

AMENDMENT

to the Share Purchase Agreement between

Daulton Capital Corp and the Shareholders of Grimsby Investments Ltd

This AMENDMENT to the Share Purchase Agreement between Daulton Corporation and the shareholders of Grimsby Investments Ltd. of May 12th , 2012, is written solely to address two previous conditions between the parties, namely the Company's obligations under that agreement to tender preferred shares and funds payable to the shareholders of Grimsby Investments Ltd.

Both parties to the original Agreement have come together to address certain base readjustments to the original contract in order to maintain the business viability of the contract between the parties.

§a of that Agreement called for $75,000,000 of the debt to be converted into preferred shares. This section and obligation is specifically waved and cancelled.

§b of that Agreement called for $75,000,000 of the debt to be secured by a 10 year Promissory Note. This section and obligation is specifically amended by the waiver and cancellation of obligation to pay $67,500,000 of the debt. The remaining $7,500,000 of the debt remains, and shall be evidenced by 10 year Promissory Note in favor of Endx Pte Limited and TigerSprey Pte Limited.

All other aspects of the original Share Purchase Agreement are unchanged and this Amendment should have no effect upon any other clause other than the two addressed herein.

DATED: August 28th, 2012

/s/ Arun Pudur

Arun Pudur, Director, Daulton Corp.

/s/ Brian James Smith

Brian James Smith, Director, Daulton Corp.

/s/ Arun Pudur

Arun Pudur, Representative of Grimsby Shareholders

/s/ Arun Ramachandran

Arun Ramachandran, Director, Daulton Corp.